Exhibit 99.1

Pro Forma Combined Financial Data

LTM Ended June 30, 2015
(in thousands)

Pro Forma EBITDA (1)	$203,422
Pro Forma Adjusted EBITDA, before cost savings (1)	220,933
Pro Forma Adjusted EBITDA, after cost savings (1)	270,933
Pro Forma Total Debt	1,227,320
Pro Forma Net Debt (2)	1,216,905
Pro Forma Depreciation and Amortization	94,790
Pro Forma Capital Expenditures	35,735
Pro Forma Cash Interest Expense	47,747

(1)	Beacon defines pro forma EBITDA as pro forma net income (loss) plus pro forma income tax expense (benefit), pro forma interest expense, net, and pro forma depreciation and amortization. Beacon defines pro forma Adjusted EBITDA as pro forma EBITDA plus stock-based compensation, sponsor and director fees, minority interest, acquisition costs and other adjustments. EBITDA is a measure commonly used in the distribution industry, and we present EBITDA and Adjusted EBITDA to enhance your understanding of our operating performance. An Adjusted EBITDA-based metric is used in our financing covenants, and we use EBITDA and Adjusted EBITDA as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe that the presentation of EBITDA and Adjusted EBITDA provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Further, we believe that EBITDA and Adjusted EBITDA are useful measures because they improve comparability of results of operations, since purchase accounting used for acquisitions can render depreciation and amortization non-comparable between periods. Management uses EBITDA and Adjusted EBITDA to evaluate performance period over period and to analyze the underlying trends in our business and to establish operational goals and forecasts that are used in allocating resources.

While we believe these are useful measures for investors, they are not presented in accordance with GAAP. You should not consider non-GAAP measures in isolation or as a substitute for net income, cash flows from operations, or any other items calculated in accordance with GAAP. In addition, each of EBITDA and Adjusted EBITDA has inherent material limitations as a performance measure because it adds back certain expenses to net income, resulting in those expenses not being taken into account in the applicable financial measure. For instance, each of EBITDA and Adjusted EBITDA does not include interest expense. Because we have borrowed money, interest expense is a necessary element of our costs. In addition, each of EBITDA and Adjusted EBITDA does not include depreciation and amortization expense. Because we have capital and intangible assets, depreciation and amortization expense is a necessary element of our costs. Adjusted EBITDA also does not include stock-based compensation, which is a necessary element of our costs since we make stock awards to key members of management as an important incentive to maximize overall company performance and as a benefit. Adjusted EBITDA also does not include minority interest, which is a necessary element of RSG Parent’s costs since RSG Parent has non-controlling interests. Adjusted EBITDA also does not include sponsor & director fees and acquisition costs because these are non-recurring costs that RSG Parent paid to its private equity sponsor and non-employee directors or incurred to finance, consummate and integrate prior acquisitions, as applicable. Moreover, each of EBITDA and Adjusted EBITDA does not include taxes, and payment of taxes is a necessary element of our operations. Accordingly, since EBITDA and Adjusted EBITDA exclude these items, they have material limitations as a performance measure. The Company’s management separately monitors capital expenditures, which impact depreciation expense, as well as amortization expense, interest expense, and income tax expense. Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following table is a reconciliation of Beacon’s pro forma net income (loss) to pro forma EBITDA and pro forma Adjusted EBITDA:

	LTM Ended June 30, 2015
	(in thousands)
(Unaudited)	Beacon	RSG Parent	Pro Forma Adjustments	Pro Forma
Net income (loss)	$55,677	$(30,529)	$9,896	$35,044

Income tax expense (benefit)	35,047	9,784	(22,426)	22,405
Interest expense, net	10,396	42,771	(1,983)	51,184
Depreciation and amortization	33,621	46,655	14,514	94,790

EBITDA	$134,741	$68,681	$-	$203,422

Adjustments:

Stock-based compensation	9,496	2,390		11,886
Sponsor & Director Fees		2,512		2,512
Minority Interest		202		202
Acquisition costs (a)		108		108
Other adjustments (b)		2,803		2,803

Total Adjustments	9,496	8,016	-	17,512

Adjusted EBITDA, before cost savings	$144,237	$76,696	$-	$220,933

Estimated Cost Savings (c)	$-	$-	$50,000	$50,000

Adjusted EBITDA, after cost savings	$144,237	$76,696	$50,000	$270,933

(a)	Acquisition costs primarily relate to the costs incurred by RSG Parent to integrate prior acquisitions.

(b)	Other adjustments primarily relate to (i) severance compensation paid to terminated employees, (ii) consulting fees paid in connection with certain accounting, financial reporting, corporate development and tax projects, and (iii) a sales and use tax audit reserve related to periods prior to the May 2012 acquisition of RSG that was resolved during 2015.

(c)	Represents Beacon management’s estimated projected annual cost savings from the RSG Acquisition through branch consolidation, general and administrative cost reductions and procurement benefits totaling approximately $50 million, which are expected to be fully implemented beginning with the third year following consummation of the RSG Acquisition. During the first year following closing, we anticipate realizing approximately $30 million of the anticipated $50 million of annual cost savings. During the second year following closing, we anticipate realizing an additional $17 million, or $47 million total, of the anticipated $50 million of annual cost savings. Excludes estimated one-time costs of $25 million over the first two years required to achieve the anticipated annual savings. Anticipated branch consolidation cost savings relate to potential savings achieved through the planned consolidation of branch facilities in overlapping Beacon and RSG regions. Anticipated general and administrative cost savings relate to potential savings achieved through the planned consolidation of corporate support functions and planned consolidation of benefit plans and insurance policies. Anticipated procurement cost savings relate to potential savings achieved through optimized pricing and rebates with existing contractual relationships with suppliers.

(2)	Pro forma net debt consists of pro forma total debt $1,227.3 million less pro forma cash and cash equivalents $10.4 million.